Exhibit 22

                                                                                                 LIST OF SUBSIDIARIES

Subsidiaries of the Company	Incorporated Under Laws of	Percent Owned by the Company

The Old Second National Bank of Aurora	United States	100%

Yorkville National Bank	United States	100%

Kane County Bank	State of Illinois	100%

Maple Park Mortgage	State of Illinois	100%

23